Exhibit 10.32

FORM OF CHANGE IN CONTROL AGREEMENT

[Name]

[Address]

Dear [Name]

The purpose of this letter agreement (the “Agreement”) is to set forth the terms and conditions upon which you may be entitled to certain compensation and benefits upon a Change in Control of BWAY Holding Company (the “Company”). The Company agrees to provide the following compensation and benefits to you in exchange for your continued employment with the Company or any of its subsidiaries. Specifically, you and the Company agree:

1. Effectiveness. This Agreement will be effective as of the date first set forth above (the “Effective Date”), but no compensation or benefits will be payable hereunder unless a Change in Control occurs. For purposes of this Agreement, the date on which a Change in Control occurs is referred to herein as the “Change in Control Date”. Notwithstanding anything herein to the contrary, if you are not continuously employed by the Company from the Effective Date through the date that is 30 days prior to the Change in Control Date, this Agreement shall be void and without effect. In addition, no compensation or benefits will be payable to you under this Agreement, and this Agreement will, unless subsequently amended by the parties, be without further force or effect, if a Change in Control Date does not occur before the end of the initial Term or any extended Term. The initial “Term” of this Agreement, shall begin on the Effective Date and end on December 31, 2008; provided that, unless either party gives the other written notice of non-renewal at least 30 days prior to the expiration of the initial Term or the expiration of any extended Term in accordance with this Section 1, this letter agreement shall automatically renew, at the end of such initial or extended Term, for additional one year periods (the extended “Term”).

2. Change in Control Defined. For purposes of this Agreement, a “Change in Control” means the first occurrence of any of the following events after the Effective Date:

(a) the acquisition by any person, entity or “group” (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder), other than the Company, its subsidiaries, any employee benefit plan of the Company or its subsidiaries or, collectively, Kelso Investment Associates VI, L.P. and KEP VI, LLC (the “Kelso Entities”), of 50% or more of the combined voting power of the Company’s then outstanding voting securities;

(b) the persons who were members of board of directors of the Company (the “Board”) at the beginning of any twenty-four month period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board or the board of directors of any successor to the Company; provided, however, that any director elected to the Board, or nominated for election, by a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this clause (b);

(c) the merger or consolidation of the Company as a result of which persons who were owners of the voting securities of the Company, immediately prior to such merger or consolidation, do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company;

(d) the liquidation or dissolution of the Company other than a liquidation of the Company into any subsidiary of the Company or a liquidation a result of which persons who were stockholders of the Company immediately prior to such liquidation own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the entity that holds substantially all of the assets of the Company following such event; and

(e) the sale, transfer or other disposition of 80% or more of the assets of the Company in a single transaction or a series of related transactions in any consecutive 12-month period to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, affiliates of the Company or the Kelso Entities.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur if the Company files for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code. In addition, a Change in Control shall not be deemed to occur upon a public offering pursuant to an effective registration statement filed with the Securities and Exchange Commission that covers common stock of the Company.

3. Severance. If, within 30 days prior to or twenty-four months following the Change in Control Date, the Company or its successor entity terminates your employment (within the meaning of Treas. Reg. §1.409A-1(h)(1)(ii)) for any reason other than for Cause or as a result of your death or Disability, or you terminate your employment for Good Reason, then the Company will:

(a) on the date that is two and a half months following the date your employment terminates, pay you a lump sum payment equal to the sum of (i) one times your annual base salary in effect on the Change in Control Date (but in no event less than one times your annual base salary in effect on the Effective Date), and (ii) one times your target incentive bonus in effect on the Change in Control Date (but in no event less than one times your target incentive bonus in effect on the Effective Date), (collectively, the “Separation Payment”);

(b) continue paying for any perquisites provided to you by the Company that you are receiving as the date your employment terminates until the later of (i) the date that is six months following the date your employment terminates, or (ii) the end of the calendar year in which your employment terminated; provided, however, that the Company shall not be obligated to duplicate the payment to you of any perquisites under this paragraph that it has already paid in full for the applicable time period referenced in preceding sub-clause (i) or (ii);

(c) reimburse your COBRA premium under the Company’s group health plan and dental plan (if any) on a monthly basis for the lesser of (i) the period in which you are eligible to and actually receive such continuation coverage, or (ii) one and a half years;

(d) procure and pay the premiums for individual life insurance coverage for you on substantially similar terms as the coverage provided to you by the Company as of the date your employment terminates under the Company’s group life insurance plan for a period of one and a half years following the date your employment terminates;

(e) fully vest you in any retirement benefits to which you may be entitled pursuant to any nonqualified retirement or nonqualified deferred compensation plans maintained by the Company in which you are a participant as of the date your employment terminates; and

(f) provide outplacement services from an outplacement company approved by the Company for a period of 12 months. All fees will be paid directly to the outplacement company. All requests for payment of outplacement services must be accompanied by a written invoice indicating what services were rendered. The Company will only pay for reasonably necessary business expenses associated with outplacement services. You acknowledge that the Company is not responsible for the quality of services provided by the outplacement company.

4. Certain Definitions

(a) “Cause”. For purposes of this Agreement, “Cause” means (i) your refusal to perform substantially your employment-related duties, which has not been cured within twenty calendar days after a written demand for substantial performance is delivered to you, (ii) your willful misconduct or breach of fiduciary duty which misconduct or breach results in material harm to the Company, (iii) your conviction of or entering a plea of guilty or nolo contendere (or any applicable equivalent thereof) to a crime constituting a felony (or a crime or offense of equivalent magnitude in any jurisdiction) or your willful violation of any other law, rule, or regulation (other than a traffic violation) or (iv) your material breach of any covenant or agreement with the Company or any of its subsidiaries, or any written policy of the Company or any of its subsidiaries, not to disclose any information pertaining to the Company or any of its subsidiaries or not to compete or interfere with the Company or any of its subsidiaries, which, if capable of being cured, has not been cured within twenty calendar days after a written demand for substantial performance of such covenant, agreement or policy is delivered to you; provided that, if you are a party to an employment agreement with the Company or any of its subsidiaries, “Cause” shall have the meaning specified in such employment agreement.

(b) “Disability”. For purposes of this Agreement, “Disability” means your incapacity due to reasonably documented physical or mental illness that shall have prevented you from performing your duties for the Company on a full-time basis for more than six months and within 30 days after written notice of termination has been given to you, you shall not have returned to the full time performance of your duties.

(c) “Good Reason”. For purposes of this Agreement, “Good Reason” shall exist if (i) the Company, without your written consent, (A) takes any action which is materially inconsistent with, or results in the material reduction of, your then current title, duties, or responsibilities, (B) materially reduces your then current base salary below your base salary on the Effective Date, (C) materially reduces the benefits to which you are entitled on the Effective Date, unless a similar reduction is made for other executive employees, (D) requires you to relocate more than 25 miles from the location of the Company’s corporate offices in Atlanta, Georgia on the Effective Date; or (ii) a successor to the Company fails to assume this Agreement in writing or by operation of law upon becoming a successor or assignee of the Company.

5. Restrictive Covenants. By and in consideration of the compensation and benefits to be provided by the Company hereunder, including the severance arrangements set forth herein, you agree that:

(a) Confidential Information. You will hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliates, and their respective businesses, (i) obtained by you during your employment by the Company or any of its affiliates and (ii) not otherwise public knowledge (other than by reason of an unauthorized act by you). After termination of your employment with the Company, you will not, without the prior written consent of the Company, unless compelled pursuant to an order of a court or other body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

(b) Non-Competition. During your employment with the Company or any of its subsidiaries or affiliates and thereafter during the one-year period following any termination of your employment (the “Restriction Period”), you shall not engage directly or indirectly in, become employed by, serve as an agent or consultant to, or become a partner, principal or stockholder of any partnership, corporation or other entity located within North America, which directly or indirectly competes with the Company or any of its affiliates with respect to the business of manufacturing tinplate and steel packaging for consumer and industrial goods, including, but not limited to, aerosol cans, cold rolled and black plate steel pails, tinplate cans, steel ammunition boxes, and material center services.

(c) Non-Solicitation of Employees. During your employment and thereafter during the Restriction Period, you shall not, directly or indirectly, for your own account or for the account of any other person or entity located within North America with which you are or become associated in any capacity, solicit for employment or otherwise interfere with the relationship of the Company or any of its subsidiaries or affiliates with any person who at any time within the six months preceding such solicitation, employment or interference is or was employed in a managerial or other senior capacity by or otherwise so engaged to perform services for the Company or any of its affiliates or subsidiaries, other than any such solicitation or employment on behalf of or for the benefit of the Company during your employment with the Company.

(d) Non-Solicitation of Clients. During your employment and thereafter during the Restriction Period, you shall not, directly or indirectly, solicit or otherwise attempt to establish for yourself or any other person, firm or entity any business relationship, respecting any business that is one of the businesses conducted by the Company, with any person, firm or entity which, at any time during the twelve-month period preceding the date of your termination of employment, was a significant customer, client or distributor of the Company (in each case, excluding any retail customer or client) or any of its affiliates or subsidiaries, except during your employment with and on behalf of the Company.

(e) Return of Documents and Company Property. In the event of the termination of your employment, you will promptly deliver to the Company all non-personal documents and data of any nature and in whatever medium pertaining to your employment with the Company, or any of its subsidiaries or affiliates, or any other property of the Company or any of its subsidiaries or affiliates and you will not take with you any such property, documents or data of any description or any reproduction thereof, or any documents containing or pertaining to any proprietary information of the Company.

(f) Injunctive Relief and Other Remedies. You hereby acknowledge and agree that your covenants and obligations with respect to the restrictive covenants herein relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, you agree that the Company will (i) be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining you from committing any violation of the covenants and obligations set forth in this Section 5 and (ii) have no further obligation to make any payments to you following a material violation by you of any of the covenants and obligations set forth in this Section 5. In addition, following a material violation by you of any of the covenants and obligations set forth in this Section 5 (x) you shall promptly return to the Company the entire amount of the Separation Payment you received under Section 3(a) above, (y) you shall forfeit any equity awards (whether vested or unvested) then held by you, and you shall be obligated to return all of the compensation realized by you upon the vesting and/or exercise of any equity award during the period beginning from the earlier of the date that you materially violated any of the covenants and obligations set forth in this Section 5 or the date your employment terminated, and (z) you shall reimburse the Company for the full cost of any benefits the Company provided to you under Sections 3(b) through 3(f). These remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. In connection with the foregoing provisions of this Section 5 you represent that your economic means and circumstances are such that such provisions will not prevent you from providing for yourself and your family on a basis satisfactory to you.

6. Withholding; Separation and Release Agreement. The payment and vesting of any benefits set forth herein shall be subject to the satisfaction of all applicable withholding requirements (which may necessitate a cash payment from you to the Company). In addition, the payments and benefits set forth herein shall be conditioned upon your execution of a Separation and Release Agreement in a form acceptable to the Company whereby you release the Company from any and all liability and claims of any kind. If you have any outstanding obligations to the Company at the time any payments and/or benefits become payable to you pursuant to this Agreement, you acknowledge that the Company is authorized to deduct any amounts owed to the Company from any amounts that would otherwise be due to you pursuant to this Agreement, to the extent permitted by law.

7. Section 409A Six-Month Deferral. Notwithstanding anything else in this Agreement to the contrary, if any of the Company or any member of its affiliated group of corporations is a public company, and you are a “specified employee” of the Company and such affiliated corporations (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), as of the date of your separation from service with the Company, then any payment of deferred compensation due and payable hereunder at an earlier date shall be delayed until the date which is six months following the date of your separation from service with the Company.

8. Employment Relationship. This Agreement does not create a contract of employment. This Agreement does not create a contract for benefits, except as set forth in this Agreement. Your employment relationship with the Company is at-will. This means that at either your option or the Company’s option, your employment may be terminated at any time, with or without cause or notice. This Agreement does not alter the at-will employment relationship.

9. Section 280G Cap. Notwithstanding anything else contained in this Agreement, if the aggregate of the amounts being paid to you pursuant to this Agreement and all other amounts paid to you which constitute “parachute payments” (as defined in Section 280G of the Code) (hereinafter collectively referred to as “Parachute Payments”) exceed 299% of your “Base Amount” (as defined in Section 280G of the Code), the amount of the Parachute Payments shall be reduced by the minimum amount necessary to reduce the Parachute Payments to 299% of your Base Amount. You agree to provide the Company with all information the Company deems necessary, appropriate or useful to determine the extent to which payments described in this Agreement could be subject to an excise tax, and you agree that the Company may release such information to tax professionals chosen by the Company to assist in making this determination.

10. Interpretation. The Board of Directors of the Company or of the successor entity to the Company shall have sole and absolute discretion to interpret this Agreement including with respect to your benefits (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of this Agreement with respect to benefits under this Agreement), to determine your right to payments and benefits hereunder, and to resolve all issues arising under this Agreement with respect to your benefits hereunder. To the extent that you have a claim for benefits under this Agreement, you will be entitled to assert your claim, and to appeal from any adverse determination with respect to your claim, in accordance with the procedures set forth in 29 CFR (S)2560.503-1 (using in all cases involving a time limitation the maximum amount of time permissible under such regulations). In all cases, your claim should be submitted and addressed to the Company or the successor entity to the Company, and your appeal of any adverse determination with respect to your claim should be submitted to the Board of Directors of the Company or the successor entity to the Company.

11. Entire Agreement. This Agreement constitutes the entire agreement between you and the Company concerning the subject matter of this Agreement. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between you and the Company relating to the subject matter of this Agreement. Other than terms of this Agreement, no other representation, promise or agreement has been made with you to cause you to sign this Agreement.

12. Assignment. This Agreement shall be assignable to, and shall inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon you and your heirs and assigns. You shall not have the right to assign your rights or obligations under this Agreement.

13. Severability; Reformation. In the event that one or more of the provisions of this Agreement becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not be affected thereby. In the event that any of the provisions of Section 5 are not enforceable in accordance with its terms, you and the Company agree that such Section 5 will be reformed to make such Section 3 enforceable in a manner which provides the Company the maximum rights permitted at law.

14. Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement will not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement will be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or your rights hereunder on any occasion or series of occasions.

15. Governing Law. You agree that any claim arising out of or relating to this Agreement shall be (i) brought in the Superior Court of Fulton County, Georgia, or (ii) brought in or removed to the United States District Court for the Northern District of Georgia, Atlanta Division. You consent to the personal jurisdiction of the courts identified above. You waive (x) any objection to jurisdiction or venue, or (y) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts. The laws of the State of Georgia shall govern this Agreement. If Georgia’s conflict of law rules would apply another state’s laws, you and the Company agree that Georgia law shall still govern.

If the terms set forth in this Agreement are acceptable, please sign below and return the signed original to me on or before [Date].

Sincerely,

I acknowledge the validity of this Agreement and represent that I have the legal capacity to enter into this Agreement. I have carefully read the Agreement, know and understand the terms and conditions, including its final and binding effect, and sign it voluntarily.

[Name]

[Date]

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